Exhibit 10.22

ACE Limited	PO Box HM 1015	441 295-5200 main
ACE Global Headquarters	Hamilton HM DX	441 296-0087 fax
17 Woodbourne Avenue	Bermuda
Hamilton HM 08		www.acelimited.com
Bermuda

April 7, 2003

Mr. Paul Medini

Via e-mail

Dear Paul,

We are pleased to offer you the position of Chief Accounting Officer reporting directly to Phil Bancroft, Chief Financial Officer. The responsibilities of the position have been discussed with you previously.

This letter sets out the main terms of compensation in respect of your employment, which is expected to commence on or about June 23rd, 2003, subject to receiving the necessary Temporary Work Permit from the Bermuda Immigration Department.

In addition, you will participate in all the benefit plans enjoyed by our senior executive group, which includes an executive medical program as well as financial planning program.

You will initially be entitled to receive a maximum of 24 months continuation of salary and benefits in the event of termination other than for cause – this will be described as the “severance period”. This “severance period” will reduce proportionately to 12 months after completion of the first 12 months and will remain at this level thereafter during the term of your employment with ACE Limited. However, any amount payable by ACE will be mitigated or reduced by any other compensation received from alternative employment or consultation during the “severance period”.

As you would expect, ACE withholds income tax from US citizens and complies with all US tax reporting obligations.

Paul, we are really looking forward to having you join the team at ACE and feel certain this position will enable you to contribute significantly to the future success of the Company.

Please indicate your formal acceptance of this offer letter by signing below and returning to Keith P. White, Chief Administration Officer, telephone: (441) 299-9252, fax: (441) 296-0088.

Yours sincerely,

Philip Bancroft

Chief Financial Officer

Accept:	Date:

CHIEF ACCOUNTING OFFICER

ACE LIMITED

SALARY:	$ 375,000 per annum

CASH INCENTIVE: (Sign-On)	$285,000 to be paid on joining. This includes a car allowance of $32,000 towards the purchase of an automobile while in Bermuda.

SIGN ON LONG TERM INCENTIVE:	10,000 stock options to be awarded at the New York Stock Exchange closing price for ACE Ltd. ordinary shares on the 1st day of the month immediately following start date. Vesting evenly over a three-year period. Options expire 10 years after date of award.

5,000 restricted ordinary ACE shares to be awarded on the 1st day of the month immediately following start date. Vesting evenly over a four-year period.

ANNUAL INCENTIVE (long-term):	At the discretion of the Board of Directors and based on individual contribution and company results. Expected range 0% - 150% of annual salary in accordance with awards to other similar level executives.

ANNUAL INCENTIVE (cash award):	At the discretion of the Board of Directors based on individual contribution and the Company’s results. Expected range 0% - 80% of annual salary.

DEFINED CONTRIBUTION: RETIREMENT PLAN:	The Company’s Defined Contribution Retirement Plan is based on a minimum Company contribution of 6% of cash salary and cash incentive award, plus up to an additional 6% Company match of voluntary employee contribution with up to 3% additional discretionary matching Company contribution based on Company performance.

BENEFITS	Standard company benefits for life insurance (currently 4 x base salary) subject to satisfactory medical.

DISABILITY INSURANCE:	60% of salary after six months total disability – subject to medical.

HEALTH (including DENTAL) & MAJOR MEDICAL INSURANCE:	Coverage in accordance with ACE’s current plan subject to six month’s exclusion for any known pre-existing conditions.

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GOVERNMENT LEVIES: (Hospital Levies, Employment taxes)	In accordance with the Payroll Tax Act a standard 4.75% deduction will be made directly from your monthly payroll.

HOUSING ALLOWANCE:	Reimbursement of up to $16,000 per month toward the cost of renting suitable accommodation in Bermuda. ACE will also be responsible for any necessary internal painting of the accommodation on termination of the lease

CAR EXPENSES:	Reimbursement for expense of $350 per month towards the cost of running an automobile e.g. gas, repairs, licence, and insurance etc.

RELOCATION EXPENSES:	Reasonable costs associated with the relocation to Bermuda. Plus similar costs associated with return to the US at the end of employment in Bermuda.

VACATION:	20 days per calendar year exclusive of public holidays.

INCOME TAX:	ACE will reimburse reasonable costs incurred in connection with the preparation of personal income tax statements.

CLUB MEMBERSHIP:	Club membership in Bermuda - initiation and annual dues for a club to be mutually agreed.

CODE OF CONDUCT:	All employees are expected to sign the Company’s operating Code of Conduct and comply with all other Bermuda Employment legislation.

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